Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-520-8002
Benjamin Franklin Bancorp Reports Results for Fourth Quarter of 2006; Declares Quarterly Dividend
FRANKLIN, MASSACHUSETTS (January 25, 2007): Benjamin Franklin Bancorp, Inc. (the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), today reported net income of $1.0 million, or $.13 per share (basic and diluted), for the quarter ended December 31, 2006. In the comparable 2005 quarter, the Company earned $1.3 million or $.16 per share (basic and diluted). Fourth quarter 2006 results included two non-recurring items:
1.	After-tax income of $1.5 million, or $.19 per share, recorded in conjunction with the sale and leaseback of six of the Bank’s branch locations. The positive effect of this transaction on fourth quarter 2006 earnings is primarily due to the capital gain generated by the transaction, which allowed the Bank to use a capital loss carryover, the tax benefit of which was previously unrecorded. The total purchase price of the six branches was $9.8 million. The gain recognized on the sale ($3.8 million) will be deferred and recognized ratably over the initial lease term of 15 years. Details are as follows:

Sale/Leaseback of Six Branch Locations:	(in thousands)
Income tax benefit recorded related to use of capital loss carryforward:	$1,759
Loss, for book purposes, on sale of one branch ($3.8 million book gain on remaining 5 branches has been deferred and will be recognized over 15 years)	(495)
Income tax benefit on loss	203

Net effect on 2006 financial results	$1,467

2.	After-tax loss of $1.4 million, or $.18 per share, incurred upon the designation of $63.7 million of adjustable-rate mortgage loans as “held for sale” at December 31, 2006. These loans, which bear below-market interest rates, will be sold in the first quarter of 2007. Proceeds realized will be reinvested in securities and in future loan growth. Details are as follows:

Balance Sheet Restructuring: Transfer of
$63.7 million in Loans to Loans Held For Sale:	(in thousands)
Write-down to record loans transferred at lower of cost or market value:	$(2,361)
Income tax benefit on writedown of loans transferred:	966

Net effect on 2006 financial results	$(1,395)

For the year ended December 31, 2006, the Company reported earnings of $4.7 million or $.60 per share (basic and diluted). In 2005, the Company earned $431,000, results that were adversely affected by two non-recurring charges aggregating $3.7 million after-tax.
The Company also today announced that its Board of Directors declared a quarterly cash dividend of $.04 per common share. This dividend will be payable on February 23, 2007 to stockholders of record as of February 9, 2007.
Thomas R. Venables, President and CEO, noted: “Margin pressure has continued to be a challenge, resulting from the significant inversion of the yield curve in the second half of 2006. We are optimistic that our growth plans, focused on commercial loans and core deposits, will work over time to offset the effects of an unfavorable interest rate environment. The restructuring of the balance sheet, once our loan sale is completed in the first quarter of 2007, will also assist in this effort.”
In 2006, the Company’s balance sheet increased by $46.6 million, or 5.4%, to $913.7 million. Asset growth was focused primarily in total loans (including loans held for sale), which increased by $34.7 million or 5.7% during the year. This growth was funded by increases in deposit balances totaling $21.5 million or 3.5%, and in borrowed funds, which increased by $18.6 million or 13.3% during 2006.
Deposit growth was centered in time deposit accounts, which increased by $45.2 million or 17.2% during 2006, offset by decreases in transaction and savings accounts, which declined in the aggregate by $23.7 million or 6.8% during the year. Short-term market interest rates increased by approximately 100 basis points during 2006, and this increase intensified a shift in demand toward higher-yielding certificate accounts and away from lower-rate savings and transaction accounts.
The increase in loans during 2006 was largely the result of growth in the Bank’s commercial and construction loan portfolios, which increased in total by $40.6 million or 14.1% during the year. This growth was spread across each of the Bank’s commercial portfolios, as commercial real estate loans increased by $22.4 million or 10.7%, commercial business loans increased by $9.7 million or 50.7% and construction loans increased by $8.5 million or 14.0%. Consumer loans also increased during the year, rising by $4.8 million or 13.9%, due to growth in the Company’s portfolio of home equity loans and lines of credit. Within the Bank’s residential mortgage loan portfolio, loans totaling $63.7 million were designated as held for sale at December 31, 2006, reflecting the Bank’s intention to sell these loans in the first quarter of 2007.
Non-performing assets as a percentage of total assets stood at 0.17% at December 31, 2006. The Bank reduced its allowance for loan losses by $141,000 in the fourth quarter of 2006, due primarily to the elimination of the allowance for losses for loans transferred to held for sale at year end 2006. The allowance for loan losses as a percent of loans was 0.99% as of December 31, 2006, compared to 0.93% at year end 2005.

The Company’s net interest margin (“NIM”) was 2.80% for the three months ended December 31, 2006, a decrease of 37 basis points compared to the fourth quarter of 2005. The reduction in the NIM compared to the year earlier period is due to increases in funding costs, which have outpaced increases in yields earned on loans and securities. Overall, rates paid on interest-bearing deposits have increased by 106 basis points compared to the fourth quarter of 2005, as customers have preferred short-term time deposits over lower-rate savings and transaction accounts. The intense competitive pressure for certificate accounts in the Bank’s market area has continued unabated for much of the last half of 2006, and management does not anticipate that it will lessen in the near term.
Fourth quarter results benefited from an increase in non-interest income which, excluding one-time losses of $2.9 million, rose by $218,000 or 15.2% on a normalized basis when measured against the comparable 2005 period. For a reconciliation, see the table at the end of this release. This growth is primarily attributable to increases in gross revenue generated by ATM servicing activities, and to an increase in income earned on bank-owned life insurance.
The Company’s operating expenses increased by $579,000 or 10.9% in the fourth quarter of 2006 compared to the fourth quarter of 2005. $374,000 of the increase between periods is attributable to the expense associated with stock options and restricted stock, incurred for the first time in the third quarter of 2006. In 2007, total expense for these awards will amount to $1.3 million, a figure that reflects the Company’s recognition of stock compensation expense using an accelerated method allowed by SFAS No. 123R.
The Company’s growth plans call for establishing new branch locations in Massachusetts. A new office was opened in Wellesley in August of 2006. A new branch location in Watertown is expected to open early in the second quarter of 2007, while a third new location is also likely in the first half of 2007. These new branch openings will adversely affect the Company’s profits in the year 2007.
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
 (Dollars in thousands)

	December 31,	December 31,
	2006	2005
ASSETS	(Unaudited)	(Audited)

Cash and due from banks	$16,115	$16,499
Cash supplied to ATM customers	39,732	37,200
Short-term investments	16,748	12,051

Total cash and cash equivalents	72,595	65,750

Securities available for sale, at fair value	126,982	122,379
Securities held to maturity, at amortized cost	31	109
Restricted equity securities, at cost	10,951	10,012

Total securities	137,964	132,500

Loans
Residential real estate	212,131	286,204
Commercial real estate	231,372	209,009
Construction	68,877	60,399
Commercial business	28,871	19,162
Consumer	39,656	34,814
Net deferred loan costs	913	1,214

Total loans, gross	581,820	610,802
Allowance for loan losses	(5,781)	(5,670)

Loans, net	576,039	605,132

Loans held for sale	63,730	—
Premises and equipment, net	5,202	11,167
Accrued interest receivable	3,480	3,045
Bank-owned life insurance	10,298	7,451
Goodwill	33,763	33,763
Identifiable intangible asset	3,069	4,133
Other assets	7,538	4,116

	$913,678	$867,057

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Regular savings	$81,569	$97,960
Money market accounts	93,988	94,347
NOW accounts	28,606	32,147
Demand deposit accounts	120,966	124,396
Time deposit accounts	308,050	262,823

Total deposits	633,179	611,673
Long-term debt	158,969	140,339
Deferred gain on sale of premises	3,783	—
Other liabilities	8,342	6,933

Total liabilities	804,273	758,945

Common stock, no par value; 75,000,000 shares authorized; 8,468,137 shares issued and 8,249,802 shares outstanding at December 31, 2006; 8,488,898 shares issued and outstanding at December 31, 2005
Additional paid-in capital	82,908	82,849
Retained earnings	36,635	32,942
Unearned compensation	(7,937)	(5,353)
Accumulated other comprehensive loss	(2,201)	(2,326)

Total stockholders’ equity	109,405	108,112

	$913,678	$867,057

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share and share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Interest and dividend income:
Loans, including fees	$9,978	$8,753	$37,676	$30,409
Debt securities	1,339	1,155	5,374	3,811
Dividends	163	128	551	400
Short-term investments	122	170	658	515

Total interest and dividend income	11,602	10,206	44,259	35,135

Interest expense:
Interest on deposits	4,218	2,701	14,547	8,500
Interest on borrowings	1,798	1,494	6,316	4,617

Total interest expense	6,016	4,195	20,863	13,117

Net interest income	5,586	6,011	23,396	22,018

Provision (credit) for loan losses	(141)	38	186	686

Net interest income, after provision for loan losses	5,727	5,973	23,210	21,332

Other income (loss):
ATM servicing fees	813	638	3,059	1,639
Deposit service fees	383	372	1,428	1,233
Loan servicing fees	105	115	487	442
Investment sales commissions	29	80	139	292
Gain/(loss) on sale of loans, net	(2,278)	44	(2,030)	116
Gain on sale of securities	—	—	10	—
Security impairment writedown	—	—	(35)	—
Loss on sale/write-down of premises, net	(495)	—	(495)	(1,020)
Income from bank-owned life insurance	98	55	347	269
Miscellaneous	143	132	614	516

Total other income (loss)	(1,202)	1,436	3,524	3,487

Operating expenses:
Salaries and employee benefits	3,173	2,872	11,682	9,882
Occupancy and equipment	661	621	2,631	2,374
Data processing	532	395	1,945	1,734
Professional fees	325	374	1,289	1,021
Marketing and advertising	254	192	778	738
Contribution to Benjamin Franklin Bank Charitable Foundation	—	—	—	4,000
Amortization of core deposit intangible	232	356	1,064	1,400
Other general and administrative	734	522	2,963	2,127

Total operating expenses	5,911	5,332	22,352	23,276

Income (loss) before income taxes	(1,386)	2,077	4,382	1,543
Provision/(benefit) for income taxes	(2,430)	764	(358)	1,112

Net income	$1,044	$1,313	$4,740	$431

Weighted-average shares outstanding:
Basic	7,807,439	8,025,607	7,949,042	N/A
Diluted	7,820,663	8,025,607	7,953,739	N/A

Earnings per share:
Basic	$0.13	$0.16	$0.60	N/A
Diluted	$0.13	$0.16	$0.60	N/A

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL HIGHLIGHTS AND OTHER DATA
 (Dollars in thousands, except per share data)

	At or For the Three Months		At or For the Year
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Financial Highlights:
Net interest income	$5,586	$6,011	$23,396	$22,018
Net income	$1,044	$1,313	$4,740	$431
Shares outstanding — end of period	8,249,802	8,488,898	8,249,802	8,488,898
Weighted average shares outstanding:
Basic	7,807,439	8,025,607	7,949,042	n/a
Diluted	7,820,663	8,025,607	7,953,739	n/a
Shareholders’ equity	$109,405	$108,112
Book value per share	$13.26	$12.74
Tangible book value per share	$8.80	$8.27

Ratios and Other Information:
Return on average assets	0.46%	0.60%	0.53%	0.06%
Return on average equity	3.80%	4.85%	4.35%	0.49%
Average interest rate spread (1)	2.14%	2.72%	2.45%	2.79%
Net interest margin (2)	2.80%	3.17%	3.01%	3.21%
Efficiency ratio (3)	79.96%	67.22%	72.24%	67.69%
Non-interest expense to average total assets (4)	2.59%	2.44%	2.51%	2.99%
Average interest-earning assets to average interest-bearing liabilities	118.95%	119.96%	120.06%	121.90%

At period end:
Non-performing assets to total assets	0.17%	0.05%
Non-performing loans to total loans	0.27%	0.08%
Allowance for loan losses to non-performing loans	373.46%	1214.13%
Allowance for loan losses to total loans	0.99%	0.93%

Equity to total assets	11.97%	12.47%
Tier 1 leverage capital ratio	9.60%	9.85%
Total risk-based capital ratio	14.41%	15.30%

Number of full service offices	10	9

(1)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income divided by average total interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense minus expenses related to the amortization of intangible assets and (in 2005) the contribution to the Benjamin Franklin Bank Charitable Foundation, divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains (losses) on sale of bank assets). Without those non-GAAP adjustments the efficiency ratio based on GAAP numbers for the periods shown were 134.83%, 71.60%, 83.03% and 91.26%, respectively. For a reconciliation, see the table at the end of this release.

(4)	For the twelve-month 2005 period, if the Charitable Foundation contribution were excluded, the ratio of non-interest expense to average total assets would have been 2.48%.

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME

	Three Months Ended December 31,
	2006			2005
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
			(Dollars in thousands)

Interest-earning assets:
Loans (5)	$643,454	$9,978	6.12%	$604,934	$8,753	5.77%
Securities	138,413	1,502	3.87%	130,977	1,283	3.89%
Short-term investments	10,005	122	4.76%	17,115	171	3.97%

Total interest-earning assets	791,872	11,602	5.71%	753,026	10,207	5.40%
Non-interest-earning assets	112,715			112,733

Total assets	$904,587			$865,759

Interest-bearing liabilities:
Savings deposits	$83,384	104	0.50%	$100,644	127	0.50%
Money market accounts	93,725	571	2.42%	101,319	453	1.78%
NOW accounts	27,284	45	0.65%	32,218	11	0.14%
Certificates of deposit	310,976	3,498	4.46%	255,194	2,111	3.28%

Total deposits	515,369	4,218	3.25%	489,375	2,702	2.19%
Borrowings	150,339	1,798	4.68%	138,331	1,494	4.42%

Total interest-bearing liabilities	665,708	6,016	3.57%	627,706	4,196	2.68%
Non-interest bearing liabilities	129,846			130,595

Total liabilities	795,554			758,301
Equity	109,033			107,458

Total liabilities and equity	$904,587			$865,759

Net interest income		$5,586			$6,011

Net interest rate spread (2)			2.14%			2.72%
Net interest-earning assets (3)	$126,164			$125,320

Net interest margin (4)			2.80%			3.17%
Average interest-earning assets to interest-bearing liabilities			118.95%			119.96%

(1)	Yields and rates for the three months ended December 31, 2006 and 2005 are annualized.

(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Loans include loans held for sale.

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME

	Year Ended December 31,
	2006			2005
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
			(Dollars in thousands)

Interest-earning assets:
Loans (5)	$626,715	$37,676	5.97%	$547,542	$30,409	5.56%
Securities	137,765	5,925	4.30%	120,007	4,211	3.51%
Short-term investments	13,906	658	4.66%	18,701	515	2.75%

Total interest-earning assets	778,386	44,259	5.65%	686,250	35,135	5.13%
Non-interest-earning assets	113,930			91,508

Total assets	$892,316			$777,758

Interest-bearing liabilities:
Savings deposits	$91,201	456	0.50%	$102,781	518	0.50%
Money market accounts	100,741	2,299	2.28%	95,638	1,553	1.62%
NOW accounts	27,155	75	0.27%	31,742	63	0.20%
Certificates of deposit	288,969	11,717	4.05%	222,500	6,366	2.86%

Total deposits	508,066	14,547	2.86%	452,661	8,500	1.88%
Borrowings	140,281	6,316	4.44%	110,281	4,617	4.19%

Total interest-bearing liabilities	648,347	20,863	3.20%	562,942	13,117	2.34%
Non-interest bearing liabilities	135,082			126,455

Total liabilities	783,429			689,397
Equity	108,887			88,361

Total liabilities and equity	$892,316			$777,758

Net interest income		$23,396			$22,018

Net interest rate spread (2)			2.45%			2.79%
Net interest-earning assets (3)	$130,039			$123,308

Net interest margin (4)			3.01%			3.21%
Average interest-earning assets to interest-bearing liabilities			120.06%			121.90%

(1)	Yields and rates for the year ended December 31, 2006 and 2005 are annualized.

(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Loans include loans held for sale.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Efficiency ratio based on GAAP numbers	134.83%	71.60%	83.03%	91.26%
Effect of amortization of intangible assets	(3.27)	(4.81)	(3.61)	(5.30)
Effect of contribution to the Benjamin Franklin Bank Charitable Foundation	—	—	—	(15.15)
Effect of net gain/(loss/write-down) on sale of bank assets	(51.60)	0.43	(7.18)	(3.12)

Efficiency ratio — Reported	79.96%	67.22%	72.24%	67.69%

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Other income, based on GAAP numbers:	$(1,202)	$1,436	$3,524	$3,487
Effect of write-down of loans transferred to ‘held for sale’:	2,361	—	2,361	—
Effect of loss on sale/write-down of premises, net:	495	—	495	1,020

Other income, reported:	$1,654	$1,436	$6,380	$4,507